Exhibit 4.7

WARRANT CLARIFICATION AMENDMENT TO PRIVATE WARRANT AGREEMENT

THIS WARRANT CLARIFICATION AMENDMENT to the PRIVATE WARRANT AGREEMENT (this “Amendment”) is made as of [ ], 2023, by and between FG Merger Corp., a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Warrant Agent”), to amend the Private Warrant Agreement dated February 25, 2022, by and between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement. The Existing Warrant Agreement, as amended by this Amendment, is the “New Warrant Agreement”.

RECITALS

WHEREAS, the Company completed a public offering of 8,050,000 units (the “Public Units”) of the Company (including 1,050,000 additional Public Units from the underwriters’ full over-allotment option exercise), each Public Unit consisting of one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”) and three-quarters of one redeemable warrant (the “Public Warrants”), each Public Warrant entitling its holder to purchase one whole share of Common Stock;

WHEREAS, pursuant to (a) the Underwriting Agreement, the Company has issued and delivered the Underwriter Warrants, (b) the Private Placement Units Purchase Agreement the Company has issued and delivered the Private Warrants, (c) the $11.50 Exercise Price Warrants Purchase Agreement the Company has issued and delivered the $11.50 Exercise Price Warrants and (d) the $15 Exercise Price Warrants Purchase Agreement the Company has issued and delivered the $15 Exercise Price Warrants;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units (the “Working Capital Units”) at a price of $10.00 per Working Capital Unit, with each Working Capital Unit consisting of one share of Common Stock and three-quarters of one warrant (a whole warrant of each such warrant, a “Working Capital Warrant” and, together with the Underwriter Warrants, the Private Warrants, the $11.50 Exercise Price Warrants and the $15 Exercise Price Warrants, the “Warrants”);WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, FG Merger Sub Inc., a Nevada corporation and a direct, wholly owned subsidiary of the Company, and iCoreConnect Inc., a Nevada corporation, are parties to that certain Merger Agreement and Plan of Reorganization, dated as of January 5, 2023 (the “Merger Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement, which will occur at the Effective Time (as defined in the Merger Agreement, and which such time shall hereinafter be referred to as the “SPAC Merger Effective Time”), the Company and the stockholders of the Company shall have effectuated an equity conversion (the “Equity Conversion”), whereby the Common Stock of the Company will be converted into a single class of preferred stock of the Company (the “Parent Preferred Stock”);

WHEREAS, upon consummation of the Equity Conversion, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock of the Company but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for shares of Parent Preferred Stock;

WHEREAS, pursuant to Section 8.8 of the Existing Warrant Agreement, the Existing Warrant Agreement may be amended by the parties thereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or (ii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders.

WHEREAS, Section 4.4 of the Existing Warrant Agreement provides that “…The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers…,” but does not specifically or clearly address the context of a mandatory conversion feature of an Alternative Issuance, in this case, a mandatory conversion feature of the Parent Preferred Stock;

WHEREAS, Section 4.4 of the Existing Warrant Agreement provides that “…if less than seventy percent (70%) of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event…the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below)…,” but does not specifically or clearly address the context of an Alternative Issuance involving a preferred stock instrument, which is convertible at the option of the holder into common stock that is listed for trading on a national securities exchange;

WHEREAS, as a result of the above, and certain other questions that may arise regarding the treatment applicable to the Warrants after consummation of the Equity Conversion and consummation of the transactions contemplated by the Merger Agreement, the Company and the Warrant Agent deem it necessary and desirable to amend the Existing Warrant Agreement to cure certain ambiguities and  to add certain provisions with respect to matters or questions that may arise under the Existing Warrant Agreement, once the Warrants become exercisable for Parent Preferred Stock.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Existing Warrant Agreement. Effective as of the effective time of the Equity Conversion, the Company and the Warrant Agent hereby agree that the Existing Warrant Agreement is hereby amended as provided in this Section 1, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 1 are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Equity Conversion), and to clarify and add certain provisions with respect to matters or questions that may arise under the Existing Warrant Agreement, once the Warrants become exercisable for Parent Preferred Stock.

a.  References to Common Stock. All references to “Common Stock” after the Preamble in the Existing Warrant Agreement (including all Exhibits thereto, but excluding Section 3.3.5 and excluding new Section 4.8 as provided below and the revised Section 4.4 as provided in subsection e below)) shall be references to Parent Preferred Stock.

b.  References to Business Combination. All references to “Business Combination” after the Preamble in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Merger Agreement, and references to “the closing of the Company’s initial Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the SPAC Merger Effective Time.

c. A new Section 4.8 is hereby inserted at the end of Section 4 of the Existing Warrant Agreement:

“4.8. Mandatory Conversion of Parent Preferred Stock. If, at any time while the Warrants are outstanding and unexpired, there is a Mandatory Conversion Event (as defined and set forth in the Certificate of Incorporation of the Company then in effect) of the Parent Preferred Stock, such that all outstanding shares of Parent Preferred Stock are automatically converted into shares of  common stock, par value $0.0001 per share, of the Company (the “Common Stock”), the Warrants shall thereafter become exercisable for shares of Common Stock, and all references to “Parent Preferred Stock” in the New Warrant Agreement (including all Exhibits thereto) shall become references to Common Stock.

d. Section 8.2 is hereby amended in part to change the delivery of notices and a copy of notices to the Company as follows:

“iCoreConnect Inc. (formerly, FG Merger Corp.)

529 E Crown Point Road, Suite 250

Ocoee, FL 34761

Attention: Archit Shah, CFO

Email: ashah@icoreconnect.com

with a copy to (which shall not constitute notice)::

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Attention: Ralph V. De Martino

Email: ralph.demartino@afslaw.com”

e.  Section 4.4 is hereby amended in part to change the phrase “in the form of common stock in the successor entity” to “in the form of common stock (or in the form of preferred stock that is convertible at the discretion of the holder into common stock) in the successor entity.” Notwithstanding anything to the contrary, the foregoing amendment shall also apply prior to the Equity Conversion.

2. Miscellaneous Provisions.

2.1 Effectiveness of this Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Transactions and substantially contemporaneous occurrence of the SPAC Merger Effective Time and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

2.2 Counterparts; Electronic Signatures. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

2.3 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof..

2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

FG MERGER CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Amendment to Private Warrant Agreement]